Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Vista Holding Group, Corp.

As independent registered public accountants, we hereby consent to the use of our report dated October 1, 2012 with respect to the financial statements of Vista Holding Group, Corp., in its registration statement on Form S-1Amendment relating to the registration of 2,500,000 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

February 25, 2013